EXHIBIT 99.1
Tanger Closes on $100 Million 3.125% Senior Notes Due 2026

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), announced today that its operating partnership, Tanger Properties Limited Partnership, has completed a public offering of an additional $100 million of 3.125% senior notes due 2026 in an underwritten public offering through BofA Merrill Lynch, US Bancorp, Jefferies, SunTrust Robinson Humphrey and Wells Fargo Securities as joint book-running managers. The new notes were priced at 98.962% of the principal amount to yield 3.248% to maturity. The new notes constitute an additional issuance of, and form a single series with, the $250 million aggregate principal amount of 3.125% senior notes due 2026 issued on August 8, 2016. The new aggregate principal amount outstanding of the 3.125% senior notes due 2026 is $350 million. All outstanding notes will pay interest semi-annually at a rate of 3.125% per annum and mature on September 1, 2026.

The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $97.8 million. Tanger intends to use the net proceeds from the sale of the notes to repay borrowings under its unsecured lines of credit, and for general corporate purposes.

The offering was made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained by contacting:

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by calling toll-free (800) 294-1322; or

•	U.S. Bancorp Investments, Inc., 214 North Tryon Street, 26th floor, Charlotte, NC 28202, or by calling toll-free (877) 558-2607.

An effective registration statement is on file with the Securities and Exchange Commission ("SEC"), and a copy of the prospectus and related prospectus supplement is also available on the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers and two additional centers currently under construction. Tanger’s operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.7 million square feet, leased to over 3,100 stores which are operated by more than 490 different brand name companies. The Company has more than 35 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties, and typically can be identified by the use of words such as "will," "expect," "estimate," "anticipate," “intend”, "forecast," "plan," "believe" and similar terms. Although Tanger believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others: Tanger’s (the Company’s) inability to develop new outlet centers or expand existing outlet centers successfully; risks related to the economic performance and market value of its outlet centers; the relative illiquidity of real property investments; impairment charges affecting its properties; Tanger’s dispositions of assets may not achieve anticipated results; competition for the acquisition and development of outlet centers, and the Company’s inability to complete outlet centers it has identified; environmental regulations affecting Tanger’s business; risk associated with a possible terrorist activity or other acts or threats of violence and threats to public safety; The Company’s dependence on rental income from real property; Tanger’s dependence on the results of operations of its retailers; the fact that certain of Tanger’s properties are subject to ownership interests held by third parties, whose interests may conflict with the Company’s interest; risks related to uninsured losses; the risk that consumer, travel, shopping and spending habits may change; risks associated with Tanger’s Canadian investments; risks associated with attracting and retaining key personnel; risks associated with debt financing; risk associated with the Company’s guarantees of debt for, or other support it may provide to, joint venture properties; Tanger’s potential failure to qualify as a REIT; The Company’s legal obligation to make distributions to its shareholders; Tanger’s dependence on distributions from the Operating Partnership to meet its financial obligations, including dividends; the risk of a cyber-attack or an act of cyber-terrorism; and additional factors which may cause actual results to differ materially from current expectations including, but not limited to, those set forth in documents filed by the Company from time to time with the SEC, specifically the section entitled “Risk Factors” in the prospectus supplement and prospectus related to the re-opening of the Company’s 3.125% senior notes due 2026, the section entitled "Business" in Tanger's Annual Report on Form 10-K for the year ended December 31, 2015, including the subheadings entitled "Recent Developments," "The Outlet Concept," "Our Outlet Centers," "Business Strategy," "Growth Strategy," "Operating Strategy," "Capital Strategy," "Competition," and the section titled "Risk Factors" in Tanger's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date made. Except as required by law, Tanger undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cyndi Holt	Jim Williams
Vice President of Investor Relations	SVP and CFO
336-834-6892	336-834-6800
cyndi.holt@tangeroutlets.com	jim.williams@tangeroutlets.com